                                                                      EXHIBIT 11

ITEM 6(A)(1) -- COMPUTATION OF PER SHARE EARNINGS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS
                                                                                   ENDED
                                                                                 MARCH 31
                                                                             -----------------
                                                                             1995        1994
                                                                             -----       -----
PRIMARY
  Average shares outstanding..............................................   3,451       3,370
  Net effect of dilutive stock options -- based on the treasury stock
     method using average market price....................................     854         849
                                                                             -----       -----
       Total..............................................................   4,305       4,219
                                                                             =====       =====
  Net income..............................................................   $ 444       $ 219
  Preferred stock dividends...............................................      (6)         (6)
                                                                             -----       -----
  Net income applicable to common stock...................................   $ 438       $ 213
                                                                             =====       =====
  Per share amount........................................................   $0.10       $0.05
                                                                             =====       =====
FULLY DILUTED
  Average shares outstanding..............................................   3,451       3,370
  Net effect of dilutive stock options -- based on the treasury stock method using the period end price, if higher than average market
     price................................................................     893         860
                                                                             -----       -----
       Total..............................................................   4,344       4,230
                                                                             =====       =====
  Net income..............................................................   $ 444       $ 219
  Preferred stock dividends...............................................      (6)         (6)
                                                                             -----       -----
  Net income applicable to common stock...................................   $ 438       $ 213
                                                                             =====       =====
  Per share amount........................................................   $0.10       $0.05
                                                                             =====       =====